Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated April 28, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement STEP UP-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, settlement date, or maturity date will occur is subject to change.

Merrill Lynch & Co.
May , 2011

Units Pricing Date* May , 2011

Currency-Linked Step Up Notes Settlement Date* June , 2011

Linked to a Basket of European Currencies, Maturity Date* June , 2014

due June , 2014 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Currency-Linked Step Up Notes

•

Linked to a Basket of European Currencies (the “Exchange Rate Measure”), which represents a long position in the Norwegian krone, the Swedish krona, the British pound and the euro relative to the U.S. dollar

•

Step Up Payment of $1.00 to $1.60 per unit at maturity if the value of the Exchange Rate Measure is unchanged or increases, but does not increase above the Step Up Value of 110% to 116% of the Starting Value

•	100% participation in any increase in the value of the Exchange Rate Measure if it increases above the Step Up Value

•	90% principal protected at maturity against decreases in the value of the Exchange Rate Measure

•	A maturity of approximately three years

•	Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

•	No periodic interest payments

•	No listing on any securities exchange

Market Downside Protection Enhanced Income Market Access Enhanced Return

Summary

The Currency-Linked Step Up Notes Linked to a Basket of European Currencies, due June    , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the notes are linked is a “Basket of European Currencies” (the “Exchange Rate Measure”), which tracks the value of an equally weighted investment in the Norwegian krone, the Swedish krona, the British pound, and the euro (each, an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar. As described in more detail below, the notes provide investors with a Step Up Payment if the value of the Exchange Rate Measure is unchanged or increases from the Starting Value, which will be set to 100 on the pricing date, to the Ending Value, as determined on a calculation day shortly before the maturity date, but does not increase above the Step Up Value. If the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the notes from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. Investors should be of the view that the value of the Exchange Rate Measure will increase. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEP UP-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately three years
Exchange Rate Measure:

A Basket of European Currencies, which tracks the value of an equally weighted investment in the Norwegian krone, the Swedish krona, the British pound, and the euro based on the exchange rate for each underlying currency relative to the U.S. dollar.

Initial Exchange Rates:

The Initial Exchange Rate for each underlying currency will be determined on the pricing date, in the manner and subject to postponement as more fully described on page TS-7, and set forth in the final term sheet that will be made available in connection with sales of the notes.

Starting Value:	The Starting Value of the Exchange Rate Measure will be set to 100 on the pricing date.
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described beginning on page TS-7 under “The Basket of European Currencies.” If it is determined that the scheduled calculation day is not a business day, or if the exchange rate for any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page TS-7 below.

Calculation Day:

The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Step Up Payment:

The Step Up Payment will be between $1.00 and $1.60 per unit at maturity (representing a return of between 10% and 16% over the Original Offering Price). The actual Step Up Payment will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Step Up Value:

The Step Up Value will be between 110.00 and 116.00 (110% to 116% of the Starting Value). The Step Up Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the Notes

On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) calculated as follows:

Currency-Linked Step Up Notes	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the notes at maturity, based on the hypothetical Step Up Payment of $1.30 (the midpoint of the Step Up Payment range of $1.00 to $1.60), the hypothetical Step Up Value of 113.00 (the midpoint of the Step Up Value range of 110.00 to 116.00), and the Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the notes, while the dotted gray line reflects the hypothetical returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Step Up Payment, Step Up Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Minimum Redemption Amount of $9.00 (per unit), the Starting Value of 100.00, a hypothetical Step Up Payment of $1.30 (the midpoint of the Step Up Payment range of $1.00 to $1.60), and a hypothetical Step Up Value of 113.00 (the midpoint of the Step Up Value range of 110.00 to 116.00).

Example 1 — The hypothetical Ending Value is equal to 50.00:

Hypothetical Redemption Amount (per unit) = the greater of (a)	$10 +	[	$10 ×	(50.00 – 100.00)	]	= $5.00 and (b) $9.00
100.00

Hypothetical Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 97.00:

Hypothetical Redemption Amount (per unit) =	$10 +	[	$10 ×	(97.00 – 100.00)	]	= $9.70
100.00

Example 3 — The hypothetical Ending Value is equal to 102.00:

Hypothetical Redemption Amount (per unit) = $10.00 + $1.30 = $11.30

In this case, because the hypothetical Ending Value is greater than the Starting Value but less than or equal to the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $11.30, which is the sum of the Original Offering Price of $10.00 and the hypothetical Step Up Payment of $1.30.

Example 4 — The hypothetical Ending Value is equal to 130.00:

Hypothetical Redemption Amount (per unit) =	$10 +	[	$10 ×	(130.00 – 100.00)	]	= $13.00
100.00

In this case, because the hypothetical Ending Value is greater than the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $13.00.

Currency-Linked Step Up Notes	TS-3

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Exchange Rate Measure:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;

▪	the hypothetical Redemption Amount per unit of the notes (rounded to two decimal places); and

▪	the hypothetical total rate of return to holders of the notes.

The table below is based on a hypothetical Step Up Payment of $1.30 (the midpoint of the Step Up Payment range of $1.00 to $1.60), a hypothetical Step Up Value of 113.00 (the midpoint of the Step Up Value range of 110.00 to 116.00), and the Minimum Redemption Amount of $9.00 per unit.

Hypothetical Ending Value		Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Hypothetical Total Rate of Return on the Notes
50.00		-50.00%	$9.00		-10.00%
60.00		-40.00%	$9.00		-10.00%
70.00		-30.00%	$9.00		-10.00%
80.00		-20.00%	$9.00		-10.00%
90.00		-10.00%	$9.00	(1)	-10.00%
95.00		-5.00%	$9.50		-5.00%
97.00		-3.00%	$9.70		-3.00%
99.00		-1.00%	$9.90		-1.00%
100.00	(2)	0.00%	$11.30	(3)	13.00%
101.00		1.00%	$11.30		13.00%
102.00		2.00%	$11.30		13.00%
103.00		3.00%	$11.30		13.00%
105.00		5.00%	$11.30		13.00%
110.00		10.00%	$11.30		13.00%
113.00	(4)	13.00%	$11.30		13.00%
115.00		15.00%	$11.50		15.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%

(1)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the notes.

(2)	The Starting Value will be set to 100 on the pricing date.

(3)

This amount represents the sum of the Original Offering Price and the hypothetical Step Up Payment. The actual Step Up Payment will be determined on the pricing date and will be between $1.00 and $1.60.

(4)	This is the hypothetical Step Up Value. The actual Step Up Value will be determined on the pricing date and will be between 110.00 and 116.00.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Ending Value, Step Up Value, Step Up Payment, and the term of your investment.

Currency-Linked Step Up Notes	TS-4

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement STEP UP-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes, while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the exchange rates of the underlying currencies, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of Norway, Sweden, Great Britain, the European Union, and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Currency-Linked Step Up Notes	TS-5

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the U.S. dollar over the term of the notes.

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the U.S. dollar over the term of the notes.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution; Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Currency-Linked Step Up Notes	TS-6

The Basket of European Currencies

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the notes. The Exchange Rate Measure is designed to track the value of an equally weighted investment in the Norwegian krone, the Swedish krona, the British pound, and the euro based on the exchange rate of each underlying currency relative to the U.S. dollar. The notes provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the notes.

The exchange rate for each of the Norwegian krone and the Swedish krona is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. Accordingly, an increase in the applicable exchange rate for those currencies means that the value of the relevant underlying currency has weakened against the U.S. dollar, and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the U.S. dollar. In contrast, the exchange rate for the British pound and the euro is expressed as the number of U.S. dollars which can be purchased for one unit of the applicable currency. Accordingly, an increase in the applicable exchange rate for those currencies means that the value of the relevant underlying currency has strengthened against the U.S. dollar, and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the U.S. dollar.

If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the notes (that is, the underlying currencies will strengthen relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate and the Final Exchange Rate (which will be rounded to four decimal places) will be determined as follows:

▪

Norwegian krone: the number of Norwegian krone for which one U.S. dollar can be exchanged, the conventional market quotation, as reported by Reuters on page WMRSPOT06 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London.

▪

Swedish krona: the number of Swedish krona for which one U.S. dollar can be exchanged, the conventional market quotation, as reported by Reuters on page WMRSPOT07 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London.

▪

British pound: the number of U.S. dollars for which one British pound can be exchanged, the conventional market quotation, as reported by Reuters on page WMRSPOT25 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London.

▪

Euro: the number of U.S. dollars for which one euro can be exchanged, the conventional market quotation, as reported by Reuters on page WMRSPOT05 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London.

If the following events occur (each, a “Non-Publication Event”):

▪	the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

▪

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency, as applicable, on the next applicable business day on which the exchange rate is so quoted. However, in no event will the determination of the exchange rate for any underlying currency be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate).

If, following a Non-Publication Event and postponement as described above, the exchange rate for any underlying currency remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate, as applicable, for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return and the Ending Value of the Exchange Rate Measure) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the applicable underlying currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each underlying currency and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any underlying currency affected by a Non-Publication Event on the pricing date, if any. The Initial Exchange Rates and the Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the pricing date or the scheduled calculation day, as applicable.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

Currency-Linked Step Up Notes	TS-7

The value of the Exchange Rate Measure on the calculation day will equal: 100 + 100 x (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

▪ Norwegian krone:	Exchange Rate Weighting	×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

▪ Swedish krona:	Exchange Rate Weighting	×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

▪ British pound:	Exchange Rate Weighting	×	(	Final Exchange Rate – Initial Exchange Rate	)
Initial Exchange Rate

▪ Euro:	Exchange Rate Weighting	×	(	Final Exchange Rate – Initial Exchange Rate	)
Initial Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the U.S. dollar and being negative when that underlying currency weakens relative to the U.S. dollar. Assuming the Initial Exchange Rate and the Final Exchange Rate for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any weakening of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The “Exchange Rate Weighting” with respect to each exchange rate will equal 25%, reflecting an equal weighting for each underlying currency in the Exchange Rate Measure.

The “Initial Exchange Rate” for each underlying currency will be determined on the pricing date, subject to postponement as described above, and set forth in the final term sheet that will be made available in connection with sales of the notes.

The “Final Exchange Rate” for each underlying currency will be determined on the calculation day, subject to postponement as described above.

Currency-Linked Step Up Notes	TS-8

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each underlying currency as reported on Bloomberg L.P. on April 22, 2011, rounded to four decimal places) and assuming hypothetical Final Exchange Rates (rounded to four decimal places) for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Norwegian krone	25.00%	5.3667	10.7334	-12.50%
Swedish krona	25.00%	6.1059	4.9458	5.86%
British pound	25.00%	1.6509	2.4764	12.50%
Euro	25.00%	1.4561	2.1842	12.50%

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪ Norwegian krone:	25% ×	(5.3667 – 10.7334)	= -12.50%
10.7334

▪ Swedish krona:	25% ×	(6.1059 – 4.9458)	= 5.86%
4.9458

▪ British pound:	25% ×	(2.4764 – 1.6509)	= 12.50%
1.6509

▪ Euro:	25% ×	(2.1842 – 1.4561)	= 12.50%
1.4561

The hypothetical Ending Value would be 118.36, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (-12.50 + 5.86 + 12.50 + 12.50)%

100 + 100 x (18.36%) = 118.36

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Norwegian krone	25.00%	5.3667	5.9034	-2.27%
Swedish krona	25.00%	6.1059	7.3271	-4.17%
British pound	25.00%	1.6509	1.7334	1.25%
Euro	25.00%	1.4561	1.0921	-6.25%

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪ Norwegian krone:	25% ×	(5.3667 – 5.9034)	= -2.27%
5.9034

▪ Swedish krona:	25% ×	(6.1059 – 7.3271)	= -4.17%
7.3271

▪ British pound:	25% ×	(1.7334 – 1.6509)	= 1.25%
1.6509

▪ Euro:	25% ×	(1.0921 – 1.4561)	= -6.25%
1.4561

The hypothetical Ending Value would be 88.56, determined as follows:

100 + 100 x (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 x (-2.27 – 4.17 + 1.25 – 6.25)%

100 + 100 x (-11.44%) = 88.56

Currency-Linked Step Up Notes	TS-9

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2006 through April 22, 2011. These exchange rates were obtained from publicly available information on Bloomberg, L.P. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each of the Norwegian krone and the Swedish krona is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that currency was relative to the U.S. dollar for the given quarter.

In contrast, the exchange rate for the British pound and the euro is expressed as the number of U.S. dollars which can be purchased for one unit of the applicable currency. As a result, the “High” values represent the strongest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the weakest that currency was relative to the U.S. dollar for the given quarter.

Norwegian krone

The following table sets forth the high and low daily exchange rates for the Norwegian krone for the calendar quarters from the first quarter of 2006 through April 22, 2011. On April 22, 2011, the exchange rate for the Norwegian krone was 5.3667 Norwegian kroner per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Norwegian krone will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2006
First Quarter	6.8352	6.5140
Second Quarter	6.5043	5.9881
Third Quarter	6.5960	6.1222
Fourth Quarter	6.7760	6.0949

2007
First Quarter	6.4893	6.0823
Second Quarter	6.1267	5.8944
Third Quarter	5.9717	5.3869
Fourth Quarter	5.6077	5.2715

2008
First Quarter	5.5628	5.0653
Second Quarter	5.2291	4.9638
Third Quarter	5.8628	5.0497
Fourth Quarter	7.2229	5.9069

2009
First Quarter	7.2152	6.2839
Second Quarter	6.8341	6.1659
Third Quarter	6.5652	5.7726
Fourth Quarter	5.8785	5.5300

2010
First Quarter	6.0997	5.6088
Second Quarter	6.7073	5.8525
Third Quarter	6.4437	5.8512
Fourth Quarter	6.2093	5.7316

2011
First Quarter	5.9910	5.5390
Second Quarter (through April 22, 2011)	5.4881	5.3555

Currency-Linked Step Up Notes	TS-10

Swedish krona

The following table sets forth the high and low daily exchange rates for the Swedish krona for the calendar quarters from the first quarter of 2006 through April 22, 2011. On April 22, 2011, the exchange rate for the Swedish krona was 6.1059 Swedish kronor per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Swedish krona will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2006
First Quarter	7.9752	7.5140
Second Quarter	7.7468	7.1177
Third Quarter	7.4113	7.1259
Fourth Quarter	7.4134	6.7726

2007
First Quarter	7.1093	6.7991
Second Quarter	7.0899	6.6912
Third Quarter	6.9780	6.4381
Fourth Quarter	6.5961	6.2333

2008
First Quarter	6.5601	5.9420
Second Quarter	6.0871	5.8405
Third Quarter	6.9181	5.9362
Fourth Quarter	8.3691	6.9573

2009
First Quarter	9.3172	7.6974
Second Quarter	8.6958	7.4107
Third Quarter	7.9667	6.8081
Fourth Quarter	7.3233	6.7840

2010
First Quarter	7.4455	7.0093
Second Quarter	8.1131	7.1167
Third Quarter	7.6884	6.7198
Fourth Quarter	7.0287	6.5244

2011
First Quarter	6.9374	6.2680
Second Quarter (through April 22, 2011)	6.3313	6.1037

Currency-Linked Step Up Notes	TS-11

British pound

The following table sets forth the high and low daily exchange rates for the British pound for the calendar quarters from the first quarter of 2006 through April 22, 2011. On April 22, 2011, the exchange rate for the British pound was 1.6509 U.S. dollars per British pound, as reported by Bloomberg L.P. The Initial Exchange Rate for the British pound will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2006
First Quarter	1.7875	1.7199
Second Quarter	1.8946	1.7392
Third Quarter	1.9079	1.8184
Fourth Quarter	1.9816	1.8535

2007
First Quarter	1.9813	1.9205
Second Quarter	2.0087	1.9626
Third Quarter	2.0626	1.9812
Fourth Quarter	2.1075	1.9774

2008
First Quarter	2.0335	1.9418
Second Quarter	1.9979	1.9455
Third Quarter	2.0059	1.7531
Fourth Quarter	1.7714	1.4392

2009
First Quarter	1.5216	1.3753
Second Quarter	1.6591	1.4468
Third Quarter	1.6989	1.5882
Fourth Quarter	1.6818	1.5799

2010
First Quarter	1.6362	1.4813
Second Quarter	1.5496	1.4334
Third Quarter	1.5953	1.5032
Fourth Quarter	1.6268	1.5368

2011
First Quarter	1.6364	1.5473
Second Quarter (through April 22, 2011)	1.6523	1.6111

Currency-Linked Step Up Notes	TS-12

Euro

The following table sets forth the high and low daily exchange rates for the euro for the calendar quarters from the first quarter of 2006 through April 22, 2011. On April 22, 2011, the exchange rate for the euro was 1.4561 U.S. dollars per euro, as reported by Bloomberg L.P. The Initial Exchange Rate for the euro will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2006
First Quarter	1.2307	1.1821
Second Quarter	1.2928	1.2093
Third Quarter	1.2892	1.2505
Fourth Quarter	1.3343	1.2513

2007
First Quarter	1.3386	1.2893
Second Quarter	1.3652	1.3302
Third Quarter	1.4267	1.3426
Fourth Quarter	1.4872	1.4048

2008
First Quarter	1.5845	1.4454
Second Quarter	1.5991	1.5380
Third Quarter	1.5938	1.3998
Fourth Quarter	1.4420	1.2453

2009
First Quarter	1.4045	1.2530
Second Quarter	1.4303	1.2921
Third Quarter	1.4790	1.3884
Fourth Quarter	1.5134	1.4249

2010
First Quarter	1.4513	1.3273
Second Quarter	1.3653	1.1923
Third Quarter	1.3634	1.2527
Fourth Quarter	1.4207	1.2983

2011
First Quarter	1.4226	1.2907
Second Quarter (through April 22, 2011)	1.4561	1.4221

Currency-Linked Step Up Notes	TS-13

While historical information on the Exchange Rate Measure will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Exchange Rate Measure from January 1, 2006 through March 31, 2011 based upon historical exchange rates for the underlying currencies as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2005 and the value of the Exchange Rate Measure as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Basket of European Currencies” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the underlying currencies or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Currency-Linked Step Up Notes	TS-14

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement STEP UP-2.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Currency-Linked Step Up Notes	TS-15

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 2.01% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on June 3, 2011 and were scheduled to mature on June 3, 2014. This tax accrual table is based upon a hypothetical projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $10.6184 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit of the Notes)	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period (per Unit of the Notes)
June 3, 2011 to December 31, 2011	0.1163	0.1163
January 1, 2012 to December 31, 2012	0.2044	0.3207
January 1, 2013 to December 31, 2013	0.2085	0.5292
January 1, 2014 to June 3, 2014	0.0892	0.6184

Hypothetical Projected Redemption Amount = $10.6184 per unit of the notes.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Currency-Linked Step Up Notes	TS-16

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEP UP-2 dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509195722/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Currency-Linked Step Up Notes	TS-17